Exhibit 10.1

STOCK Purchase Agreement

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of the March 18, 2020 by XsunX, Inc., a Colorado corporation (“XsunX”), which has a mailing address of 65 Enterprise, Aliso Viejo, California 92656, Tom Djokovich, an individual that owns 100% of XsunX’s outstanding Series A Preferred Stock (“Djokovich” or “Seller”), and TN3, LLC, a Wyoming limited liability company (the “Buyer” or “Company”), with respect to the following facts:

R E C I T A L S

A.	Seller owns 5,000 shares of XsunX’s outstanding Series A Preferred Stock, which represents 100% of the total issued and outstanding shares of Series A Preferred Stock of XsunX (the “XsunX Stock”).

B.

The XsunX Stock represents the number of votes equal to the number of voting common shares representing not less than 60% of the total outstanding vote, which may be applied toward approval or disapproval of any action that Colorado law provides is subject to the vote or consent of the holders of any other series of voting preferred shares, the holders of voting common shares, and the holders of other securities entitled to vote, if any.

C.

XsunX is engaged in the business of selling, designing, and installing solar photovoltaic power generation, energy storage in the form of managed battery systems, and energy use management technologies (“XsunX Business”). Under this Agreement, XsunX will acquire a new business owned by an affiliate of the Buyer known as Innovest Global, Inc. (“Innovest”), and thereafter will cease to conduct the XsunX Business. Seller will resign as an officer and director of XsunX upon the closing of the transactions contemplated by this Agreement.

D.

StemVax LLC, a subsidiary of Innovest and an affiliate of the Buyer, is a unique technology company in the biotechnology, medical and health & wellness markets, commercializing developmental healthcare solutions. It is currently developing a third-generation brain cancer vaccine the technology for which has been patent approved and is known as StemVax Glioblast (SVX-GB) (the “StemVax Business”). XsunX believes that the StemVax Business includes valuable proprietary technology that has the potential to enable XsunX shareholders to eventually earn substantial profits on their investment in XsunX, although no profit is guaranteed. XsunX believes that the profit potential from the StemVax Business is substantially greater than from the current XsunX Business.

E.

In order to facilitate the opportunity for XsunX to acquire the StemVax Business, the Buyer desires to acquire from Seller and Seller desires to sell to the Buyer 100% of the total issued and outstanding shares of Series A Preferred Stock of XsunX in exchange for $50,000 in cash, payable by the Buyer.

F.

At the Closing of this Agreement, as defined in Section 4 herein, XsunX will also issue to each of the current directors of XsunX 500,000,000 XsunX stock purchase warrants (the “Director Warrants”) on a pre-reverse Stock Split basis, as consideration for their past service to XsunX. A copy of the form of Director Warrant is attached to this Agreement as Exhibit B.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

1.	Sale and Purchase.

1.1     Sale and Purchase of Stock. In consideration for the Purchase Price (as defined in Section 1.2 of this Agreement) and the other covenants of the Buyer in this Agreement, Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from Seller, on the Closing Date (as defined in Section 4.1 of this Agreement), 5,000 shares of the Series A Preferred Stock of XsunX, representing 100% of the total issued and outstanding shares of Series A Preferred Stock of XsunX (the “XsunX Stock”). The XsunX Stock represents that number of votes equal to not less than 60% of the total outstanding vote, which may be applied toward approval or disapproval of any action that Colorado law provides may or must be subject to the vote or consent of the holders of any other series of voting preferred shares, the holders of voting common shares, and the holders of other securities entitled to vote, if any. The XsunX Stock is, and will be on the Closing Date, free and clear of all liens, encumbrances, charges and assessments of every nature.

1.2     Purchase Price. As consideration for the sale by Seller of the shares of XsunX Stock to the Buyer on the Closing Date, the Buyer will pay to Seller $50,000 in cash (the “Purchase Price”).

2.	Issue of Director Warrants.

As consideration to the current XsunX directors for their past services to XsunX and the XsunX Business, XsunX will, at the Closing, issue to each of the current resigning directors of XsunX 500,000,000 common stock purchase warrants (the “Director Warrants”) to purchase up to 500,000,000 shares of XsunX common stock on a pre-Stock Split (as defined in Section 4.4 of this Agreement) basis (500,000 shares post-Stock Split). The Director Warrants will be exercisable on a cashless basis for a period of ten years from the effective date of the Stock Split at an exercise price of $0.00001 per share on a pre-Stock Split basis ($0.01 per share post-Stock Split), and will substantially be in the Form of Warrant attached hereto as Exhibit B.

3.	Covenants.

3.1     XsunX Board of Directors. At or prior to the Closing, to be effective on the Closing Date, the parties will execute all documents, resolutions, resignations, appointments, and acceptances in order to cause the XsunX Board of Directors to consist of Dan Martin. The resigning directors will each receive the Director Warrants. Prior to the Closing, to be effective on or before the Closing, Seller will cause XsunX to file with the SEC a Schedule 14F to disclose the change of management, and Buyer will cooperate and assist XsunX with such Schedule 14F filing.

3.2     XsunX Officers. At or prior to the Closing, to be effective on the Closing Date, the parties will execute all documents, resolutions, resignations, appointments and acceptances in order to cause the executive officers of XsunX to be as designated in writing by the Buyer; provided, that Dan Martin will be a director and the Chief Executive Officer of XsunX.

3.3     Change of Business. On and promptly after the Closing, with the assistance of Seller under the terms of an Officer Transition Agreement with XsunX (the “Officer Transition Agreement”), Buyer and Seller will prepare XsunX for the cessation of the XsunX Business upon the acquisition of the StemVax Business. Thereafter, Buyer will cause XsunX to conduct the StemVax Business for profit in a high quality professional manner. In order to accomplish the acquisition of the StemVax Business, as soon as reasonably possible after the Closing Date, but in no event more than 90 days after the Closing Date, the Buyer covenants to cause XsunX and Innovest to enter into a legally binding acquisition agreement for that purpose in substantially the form membership interest purchase agreement attached as Exhibit D (the “StemVax Purchase Agreement”), to prepare and complete the Stock Split, as defined below, and complete a name change of XsunX to “NovAccess Inc.” (the “Name Change”).

4.	Closing and Further Acts.

4.1     Time and Place of Closing. Upon satisfaction or waiver of the conditions set forth in Section 7 of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 65 Enterprise, Aliso Viejo, California 92656, or such other location as the parties agree, at 11:00 a.m. (local time) on the date the regulatory requirements of the SEC and FINRA, and otherwise for the actions referenced in Section 4.2 of this Agreement, are satisfied, but in no event later than May 29, 2020 (the “Closing Date”), unless extended by mutual written agreement of the parties.

4.2     Actions at Closing. At the Closing, the following actions will take place:

(a)     Buyer will pay to Seller the Purchase Price by delivery of a cashier’s check for the Purchase Price.

(b)     XsunX new Board of Directors will issue warrants to purchase XsunX common stock to the current directors of XsunX evidencing the Director Warrants.

(c)     Seller will tender to the Buyer certificates and any other documents (including all historical records relating to the certificates up to the Closing Date) evidencing the XsunX Stock, duly endorsed for transfer to Buyer.

(d)     XsunX will deliver to Buyer copies of necessary resolutions of the Board of Directors of XsunX authorizing the execution, delivery, and performance of this Agreement, and the other agreements contemplated by this Agreement, and confirming the continued validity and enforceability of the Series A Preferred Stock of XsunX in the name of its new holder after the Closing, which resolutions have been certified by an officer of XsunX as being valid and in full force and effect.

(e)     Buyer will deliver to Seller copies of resolutions of the Manager of Buyer authorizing the execution, delivery and performance this Agreement, and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect. Buyer will deliver to Seller copies of resolutions of the board of directors of Innovest authorizing the execution, delivery and performance the StemVax Purchase Agreement, which resolutions have been certified by an officer of Innovest as being valid and in full force and effect.

(f)     XsunX will deliver to the Buyer true and complete copies of XsunX’s Articles of Incorporation and a Certificate of Good Standing from the appropriate official of XsunX’s jurisdiction of incorporation, which certificates and certificates of good standing are dated not more than 30 days prior to the Closing Date.

(g)     Delivery of appropriate resignations, appointments, acceptances and resolutions relating to the new and resigning members of the XsunX Board of Directors and XsunX officers as contemplated in Sections 3.1 and 3.2 of this Agreement.

(h)     XsunX new management and Seller will execute an Officer Transition Agreement.

(i)     XsunX new management and a wholly owned contracting services entity of Seller will execute the Transition Services Agreement.

(j)     Delivery of any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the sale, assignment, transfer and delivery of the issued and outstanding XsunX Stock to the Buyer.

4.3      Buyer’s Authority Post Closing. After the Closing the Buyer will have the following authority: (i) management of XsunX; (ii) all XsunX funding requirements; and (iii) receive all records and documents relating to XsunX for review and control by the Buyer.

4.4     Reverse Stock Split and Name Change. As soon as reasonably possible after the Closing Date, but in no event more than 90 days after the Closing Date, Buyer will cause XsunX to execute all documents and take all action which are necessary or appropriate in order to cause XsunX to amend its Articles of Incorporation in order to effect a 1-for-1,000 reverse stock split of XsunX’s issued and outstanding common stock (the “Stock Split”), including but not limited to executing and recording Articles of Amendment with the Colorado Secretary of State upon satisfaction by XsunX of all applicable filing and notification requirements of the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”). Buyer will cause XsunX to prepare and file with the SEC or FINRA, as the case may be, the following documents to effect the transactions contemplated by this Agreement: (i) Schedule 14C covering Buyer’s actions to authorize and direct the Stock Split and Name Change; and (ii) required notice to FINRA. Buyer will effectuate the Stock Split and Name Change before XsunX acquires the StemVax Business as provided for in Section 3.3 above.

4.5     Business Transition. In order to facilitate XsunX ceasing the XsunX Business and transition to the StemVax Business, XsunX will enter into a Transition Services Agreement with Seller in which Seller may accept responsibility for new or current contracts offered or initially entered into by XsunX with Seller as the qualifying individual for the XsunX license, assume related current and future contract service commitments, retain the current and future contract revenue and related net profits, if any, from those contracts, and generally engage in the delivery of the contracts to ensure contract completion on a case by case basis (the “Transition Services Agreement”). At the completion of the acquisition of the StemVax Business Seller will withdraw his position as the qualifying individual for the XsunX contractor license for the XsunX Business, and upon completion of the withdrawal XsunX and Seller will terminate the Transition Services Agreement. Thereafter, Seller may accept contracts initially marketed by XsunX with Seller as the qualifying individual for the XsunX license, without obligation to XsunX for any cash flows therefrom. The timing and procedures for the transition of the XsunX Business is governed by that certain Transition Services Agreement attached to this Agreement as Exhibit C, by and between XsunX, Seller and a wholly owned contracting services entity of Seller. In the event of any contradiction or discrepancy between this Agreement and the Transition Services Agreement, the terms and provisions of the Transition Services Agreement will govern.

5.	Representations and Warranties of XsunX and Seller.

XsunX and Seller represent and warrant to Buyer as follows:

5.1     Power and Authority; Binding Nature of Agreement. XsunX and Seller have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by XsunX have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of XsunX and Seller. The transfer of the XsunX Stock by Seller to Buyer pursuant to this Agreement has been duly authorized and approved by the XsunX Board of Directors, and the XsunX Stock will remain outstanding and in full force and effect at the Closing with the Buyer as its owner.

5.2     Subsidiaries. There is no corporation, general partnership limited partnership, joint venture, association, trust or other entity or organization that XsunX directly or indirectly controls or in which XsunX directly or indirectly owns any equity or other interest.

5.3     Good Standing. XsunX (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) to its knowledge, is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

5.4     Charter Documents and Corporate Records. XsunX has delivered to Buyer complete and correct copies or provided Buyer with the right to inspect true and complete copies of all (i) the articles of incorporation, bylaws and other charter or organizational documents of XsunX, including all amendments thereto, and (ii) the stock records of XsunX. XsunX is not in violation or breach of any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents.

5.5     Financial Statements; SEC Filings.

(a)      XsunX has delivered to Buyer (by public filing with or furnishing to the SEC or otherwise) the following financial statements relating to XsunX prior to the Closing (the “XsunX Financial Statements”): (i) the audited balance sheet of XsunX as of September 30, 2019 and 2018, and (ii) the audited statements of income for the years ended September 30, 2019 and 2018. Except as stated therein or in the notes thereto, the XsunX Financial Statements: (a) present fairly the financial position of XsunX as of the respective dates thereof and the results of operations and changes in financial position of XsunX for the respective periods covered thereby; and (b) have been prepared in accordance with XsunX’s normal business practices applied on a consistent basis throughout the periods covered.

(b)      XsunX and Seller have made available to Buyer (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by XsunX with the SEC since January 1, 2016 (the “XsunX SEC Documents”). As of their respective dates, the XsunX SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act of 1933 or the Securities Exchange

Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such XsunX SEC Documents and none of the XsunX SEC Documents, at the time of filing with the SEC or being furnished to the SEC (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later XsunX SEC Documents filed or furnished and publicly available prior to the date of this Agreement. As of the date of this Agreement and except as previously made available to Buyer, XsunX does not have any outstanding and unresolved comments from the SEC with respect to the XsunX SEC Documents. No subsidiary of XsunX is required to file any form or report with the SEC.

(c)     XsunX has made available to Buyer true, complete and correct copies of all written correspondence between the SEC on the one hand, and XsunX, on the other hand, since January 1, 2016. At all applicable times, XsunX has to its knowledge complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and any applicable rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the principal securities market on which the Common Stock of XsunX is traded as of the date hereof.

5.6     Capitalization. The authorized capital stock of XsunX consists of 2,000,000,000 shares of common stock, par value $0.01 per share, of which approximately 1,601,887,744 shares are issued and outstanding as of December 31, 2019, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which 10,000 shares have been designated as Series A Preferred Stock, 5,000 of which are issued and outstanding. All of the outstanding shares of the capital stock of XsunX are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws.

5.7     Absence of Changes. Except as otherwise set forth on Schedule 5.7 hereto, since September 30, 2019, there has not been any material adverse change in the business, condition, assets, operations or prospects of XsunX and no event has occurred or, to XsunX’s knowledge, is expected to occur after the Closing that might have a material adverse effect on the business, condition, assets, operations or prospects of XsunX, other than the transfer to Seller by XsunX of all contractual obligations and related rights for the delivery of services, materials, warranty obligations, and delivery costs pertaining to contracts that are, as of the date of this Agreement, a work in progress or in the process of fulfillment or delivery, or that have been completed at the time of the Closing, or which have been entered into after the date of this Agreement, including without limitation the right to cash flow from those contracts.

5.8     Absence of Undisclosed Liabilities. XsunX has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the XsunX Financial Statements as of September 30, 2019, except for obligations incurred since September 30, 2019 in the ordinary and usual course of business consistent with past practice.

5.9     Corporation Status. XsunX is identified as a “C” corporation prior to Closing.

5.10     Conflict of Interest Transactions. Except as may be disclosed in the XsunX SEC Documents, no past or present shareholder, director, officer or employee of XsunX or any of their affiliates (i) is indebted to, or has any outside financial, business or contractual relationship or arrangement with XsunX, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by XsunX or pertains to the of XsunX Business.

5.11     Litigation. Except as may be disclosed in the XsunX SEC Documents, there is no actual action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to XsunX’s knowledge, threatened against or with respect to XsunX which (i) if adversely determined would have a material adverse effect on the business, condition, assets, operations or prospects of XsunX, or (ii) challenges or would challenge any of the actions required to be taken by XsunX under this Agreement. To XsunX’s knowledge, there exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

5.12     Approvals. XsunX has provided Buyer with a complete and accurate list of all jurisdictions in which XsunX is authorized to do business, including any required authorization, consent or approval of, or registration or filing with, any governmental authority that is required to be obtained or made by XsunX in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the XsunX Stock.

5.13     Brokers. XsunX has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to XsunX’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

5.14     Representations True on Closing Date. The representations and warranties of XsunX set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date. Buyer’s knowledge will not act as a waiver of any breach of the representations and warranties contained herein by XsunX or Seller.

5.15     Tax Advice. XsunX and Seller hereby represent and warrant that they have sought their own independent tax advice regarding the transactions contemplated by this Agreement and neither XsunX nor Seller have relied on any representation or statement made by Buyer or its representatives regarding the tax implications of such transactions.

5.16     Non-Contravention. To the Seller’s knowledge, neither the execution nor delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of the Seller or XsunX.

6.	Representations and Warranties of Buyer.

Buyer represents and warrants to XsunX and Seller as follows:

6.1     Power and Authority; Binding Nature of Agreement. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

6.2     Approvals. To Buyer’s knowledge, no authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

6.3     Representations True on Closing Date. To the Buyer’s knowledge, the representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

6.4     Non-Distributive Intent. The shares of XsunX Stock being purchased by the Buyer pursuant to this Agreement are not being acquired by the Buyer with a view to the public distribution or sale of them.

6.5     Non-Contravention. To the Buyer’s knowledge, neither the execution nor delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of the Buyer.

6.6     Buyer is an Accredited Investor. The Buyer is (i) an "accredited investor" as that term is defined in Rule 501 of the Act, and (ii) experienced in making investments of the kind described in this Agreement and the related documents, and (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Seller or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement and the related documents.

6.7     Certificate of Designation. The Buyer has reviewed the Certificate of Designation of XsunX for the Series A Preferred Stock, which is attached hereto as Exhibit A, and is satisfied with it.

7.	Conditions to Closing.

7.1     Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to close the stock purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a)     Seller shall have delivered to the Buyer all certificates evidencing the XsunX Stock and ownership of 100% of the issued and outstanding Series A Preferred Stock of XsunX.

(b)     All representations and warranties of XsunX and Seller made in this Agreement or in any exhibit or schedule hereto delivered by XsunX and Seller must be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

(c)     XsunX must have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by XsunX prior to or at the Closing Date.

7.2     Conditions Precedent to Seller’s and XsunX’s Obligation to Close. Seller’s and XsunX’s obligation to close the stock purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Seller and XsunX of the following:

(a)     Buyer shall have delivered to Seller or his designees the Purchase Price.

(b)     XsunX shall have delivered the Director Warrants to the resigning directors of XsunX.

(c)     All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer must be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(d)     Buyer must have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

(e)     Execution and delivery of a Transition Services Agreement between XsunX and the wholly owned contracting services entity of Seller.

(f)     Execution and delivery of an Officer Transition Agreement between XsunX and Seller.

(g)     Execution and delivery of the StemVax acquisition Agreement by and between XsunX and Innovest with resolutions of the Board of Directors of the Manager of Buyer and of Innovest authorizing the execution.

(h)      Buyer shall have advanced payment in cash to Seller and XsunX for any remaining Pre and authorized Post Agreement Transaction costs, as described for in Section 12 below, at least five (5) business days prior to the Closing.

8.	Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto will survive the Closing for a period after the Closing Date equal to the applicable statute of limitations for such matters under applicable state law.

9.	Indemnification.

(a)      Buyer agrees to indemnify, defend and hold harmless Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by Seller, arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

(b)      XsunX agrees to indemnify, defend and hold harmless Buyer against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by Buyer, arising, resulting from or relating to any breach of, or failure by XsunX or Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

(c)      Seller agrees to indemnify, defend and hold harmless Buyer against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by Buyer, arising, resulting from or relating to any failure by Seller to convey the XsunX Stock to Buyer free and clear of all liens, encumbrances and charges.

10.	Injunctive Relief.

10.1     Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

10.2     Injunctive Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

11.	Further Assurances.

Following the Closing, Seller shall furnish to Buyer such instruments and other documents as Buyer may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

12.	Fees and Expenses.

Transaction costs shall include, without limitation, the reimbursement by Buyer to XsunX of audit fees associated with XsunX’s 2019 annual audit and first period quarterly report up to $33,521, and all fees, costs and expenses of XsunX’s counsel incurred by the Seller or XsunX in connection with the negotiation and preparation of this Agreement up to $20,000 (collectively, “Pre-Agreement Execution Transaction Costs”, and upon execution of this Agreement in carrying out the transactions contemplated hereby all applicable filing and notification requirements of the SEC and FINRA, including required quarterly reporting costs (collectively, “Post-Agreement Execution Transaction Costs”). All Post-Agreement Execution Transaction Costs will be borne by the Buyer, and Innovest, as appropriate, provided, however, that in no event shall Buyer or Innovest be responsible for Seller’s or XsunX’s Post-Agreement Execution Transaction Costs in excess of $5,000 without having first approved such Transaction Costs in writing (the “Transaction Cost Cap”). Subject to the Transaction Cost Cap, all Transaction Costs incurred by XsunX will be paid by Buyer or Innovest within five (5) business days of receipt of invoice by Buyer from XsunX, provided, however, that XsunX shall present to Buyer costs related to the preparation and filing of the documents related to, and necessary for, the Closing to occur, and Buyer and Innovest may elect to pay for those costs directly, select, other than XsunX council, their own vendor for the provisioning of the services, or approve the proposed XsunX vendor and costs and forward such approved expenses to XsunX for payment. Upon the execution of this Agreement by all parties hereto, the Buyer will deposit $20,000 in cash with XsunX to be used toward payment of Pre-Agreement Execution Transaction Costs.

13.	Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

14.	Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

15.	Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by the parties against whom the amendment is sought to be enforced. The parties acknowledge that as of the date of the execution of this Agreement, that any and all other agreements either written or verbal will be terminated and be of no further force or effect.

16.	Governing Law.

This Agreement will be governed by the laws of Colorado without giving effect to applicable conflict of law provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Orange County, California.

17.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

18.	Assignment.

Except in the case of an affiliate of the Buyer, this Agreement may not be assignable by any party without prior written consent of the other parties.

19.	Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

20.	Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

21.	Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

22.	Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other parties hereto):

If to XsunX and Seller

XsunX, Inc.

65 Enterprise

Aliso Viejo, California 92656

Attn: Tom Djokovich, Chief Executive Officer

Telephone:

Email:

If to Buyer:

TN3 LLC

8834 Mayfield Road

Chesterland, Ohio 44026

Attention: Dan Martin, Managing Member

Telephone:

Email:

23.	Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for the Buyer to prepare and disseminate any private or public placements of its securities or to communicate with its shareholders, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior approval of each of the parties hereto; provided, however, that such approval will not be unreasonably withheld.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

XsunX:	XsunX, Inc., a Colorado corporation

By:
Tom Djokovich, Chief Executive Officer

Seller:

Tom Djokovich

Company/Buyer:	TN3 LLC, a Wyoming limited liability company

By:
Dan Martin, Managing Member